Friday November 21, 2008

Contact:
Ply Gem Industries Shawn K. Poe Vice President, Chief Financial Officer (919) 677-4019

Ply Gem Announces Plans to Close its Hammonton, New Jersey and Phoenix, Arizona Window and Door Manufacturing Facilities

Cary, NC, November 21, 2008 – Ply Gem Industries, Inc. announced today that it intends to close its Hammonton, New Jersey and Phoenix, Arizona window and door manufacturing facilities that combined employ approximately 306 employees.  Ply Gem is one of the country’s leading manufacturers of residential exterior building products.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, "This action was difficult in that it impacts a number of our employees, however, the market conditions that exist today and that are expected to persist into next year, combined with the competitive climate demands the most efficient operating structure and this decision to consolidate these operations will improve overall performance and is in keeping with Ply Gem’s commitment to its customers and the financial community.”  Mr. Robinette stated “that this move was made due to economic considerations for our organization and does not reflect the quality and dedication of the Hammonton or Phoenix workforce.”

Lynn Morstad, President of Ply Gem’s U.S. Window Group, said, “Decisions of this kind are always difficult.”   Mr. Morstad went on to say, “We must address this issue due to excess production capacity in light of current market conditions.” Morstad also noted that the Hammonton and Phoenix plants were selected because of their proximity to other Ply Gem window and door manufacturing facilities that will be able to provide Ply Gem’s valued customers with the quality products and the same level of exceptional service that they expect, while allowing Ply Gem to remove this excess capacity.  Mr. Morstad also indicated that the company was committed to ensure that Ply Gem’s window and door customers would see no change in service levels.  “We are fully capable of meeting the needs of our customers from our other manufacturing facilities,” Morstad said.

About Ply Gem

Ply Gem Industries, headquartered in Cary, North Carolina, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl, aluminum, wood and clad windows and patio doors, vinyl siding, fencing, railing, manufactured stone, aluminum siding products and accessories marketed under the MW, Patriot, Alenco, Great Lakes, Ply Gem Windows, Mastic, Alcoa Home Exteriors, Variform, Napco, Kroy, United Stone Veneer and CWD brand names.

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